Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, dated June 6, 2025 and included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-281876) of Crescent Capital BDC, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated February 19, 2025 and March 4, 2020, with respect to the consolidated financial statements of Crescent Capital BDC, Inc. included in the Annual Reports (Form 10-K) for the years ended December 31, 2024 and December 31, 2019, respectively, into this Registration Statement, filed with the Securities and Exchange Commission.

Los Angeles, CA

June 6, 2025